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                                   EXHIBIT 99




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                                   EXHIBIT 99

                                  PRESS RELEASE


         FOR IMMEDIATE RELEASE CONTACT:              P. BLAKE DUPUIS
                                                        409-291-2277


                   MITCHAM INDUSTRIES ANNOUNCES TERMINATION OF
              PREFERRED SUPPLIER AGREEMENT WITH INPUT/OUTPUT, INC.

HUNTSVILLE, Texas (April 28, 1999) - Mitcham Industries, Inc. (NASDAQ: MIND) announced today that Mitcham and Input/Output, Inc. (NYSE: IO) have terminated their Preferred Supplier Agreement which called for, among other things, Mitcham Industries to purchase equipment from I/O and I/O to refer rental inquiries to Mitcham Industries. The Company said that substantial changes within its marketplace necessitated its decision to terminate the agreement.

Foremost among those changes is the sharp decline in seismic activity and overall equipment demand due to continued depressed oil and gas prices, reduced exploration budgets and consolidations of companies in the oil and gas industry. The Company said that recent increases in oil prices, while encouraging, have not yet countered these trends.

"Our immediate goal is to preserve the strength of our company throughout this downturn," said Billy F. Mitcham, Jr., Mitcham Industries' Chairman and CEO. "In view of the dramatic changes in our operating environment this past year, we believe it would be imprudent for our company to make substantial outlays for equipment that might well be idle for a considerable period of time."

"We remain committed to providing our customers with the finest seismic equipment available," Mitcham said. "And we have the most advanced seismic systems and related equipment on the market ready to meet their needs."

Commenting on the company's future relationship with Input/Output, Mitcham said, "We value our long-standing relationship with Input/Output and look forward to remaining a good customer in the future."

Mitcham Industries Inc. is the leading independent company specializing in the leasing of 3-D seismic equipment to the oil and gas industry. Mitcham also sells new and "experienced" seismic equipment.

                                     M O R E



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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the company's products and services, the company's future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements.

Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct and actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include: uncertainty of the oil and gas industry and demand for services; dependence upon additional lease contracts; customer concentration and credit risk; industry consolidation; the risk of technological obsolescence of the company's lease fleet; vulnerability to weather conditions and seasonality of results; dependence upon suppliers; risks related to Year 2000 issues; and other factors which are disclosed in the company's Securities and Exchange Commission filings, available from the company without charge. Further, all written and verbal forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by such factors.

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